UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	27-1055421
(State of incorporation or organization)	(IRS Employer Identification No.)

7315 Wisconsin Avenue, Suite 1100 West Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share

6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share
New York Stock Exchange New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): File No. 333-227405

Securities registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Pebblebrook Hotel Trust (the “Registrant”) hereby incorporates by reference herein the descriptions of its 6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series E Preferred Shares”), and its 6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series F Preferred Shares”), to be registered hereunder, set forth under the headings “Description of Shares of Beneficial Interest-6.375% Series E Cumulative Redeemable Preferred Shares” and “Description of Shares of Beneficial Interest-6.3% Series F Cumulative Redeemable Preferred Shares”, respectively, in the Registrant’s joint proxy statement/prospectus dated October 29, 2018, as filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Series E Preferred Shares and the Series F Preferred Shares will be listed on the New York Stock Exchange.

Item 2. Exhibits.

Exhibit Number	Exhibit Description
3.1
Declaration of Trust, as amended and supplemented, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on July 25, 2016 (File No. 001-34571)).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 14, 2016 (File No. 001-34571)).
3.3*	Articles Supplementary to the Declaration of Trust of the Registrant designating the 6.375% Series E Cumulative Redeemable Preferred Shares, $0.01 par value per share.
3.4*	Articles Supplementary to the Declaration of Trust of the Registrant designating the 6.3% Series F Cumulative Redeemable Preferred Shares, $0.01 par value per share.
* Filed herewith.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PEBBLEBROOK HOTEL TRUST

November 30, 2018	By:	/s/ Raymond D. Martz
Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary